EXHIBIT 10.156
Summary of Annual Corporate Performance Bonus Plan for Executives
(as of February 2016)

Performance Goals and Targets

The annual bonus plan performance goals are individually weighted as set forth below. If all goals are achieved, executives will receive 200% of their target bonus amount. The annual bonus plan consists of three primary measurement categories relating to Company operations: Safety & Compliance, System Performance, and Financial. Each goal operates independently, such that payout will occur with respect to those goals for which the related numerical targets have been achieved even though the numerical targets relating to one or more other goals may not be achieved. There is no payout on any goal for which the related numerical target is not achieved. The goals, numerical targets relating to each goal, and a description of any adjustments to be made in determining whether the goal has been achieved, are established annually upon approval by the Compensation Committee. Goals and payout weighting approved for 2016 are as follows:

Category	Goal	Potential Payout
Safety & Compliance 10% weight/20% Maximum Potential Payout	Safety as measured by lost time	5%
	Safety as measured by recordable incidents	5%
	Infrastructure protection as measured by cyber security performance	5%
	Infrastructure protection as measured by physical security performance	5%
System Performance 30% Weight/60% Maximum Potential Payout	ITCTransmission outage frequency	5%
	METC outage frequency	5%
	ITC Midwest outage frequency	5%
	ITC Midwest outage restoration	5%
	ITCTransmission Field Operation and Maintenance Plan	5%
	METC Field Operation and Maintenance Plan	5%
	ITC Midwest Field Operation and Maintenance Plan	5%
	ITCTransmission, METC, ITC Midwest, and ITC Great Plains Capital Project Plan on a Combined Basis	15%-25%
Financial 60% Weight/120% Maximum Potential Payout	Non-field Operation and Maintenance Expense	10%
	Net Income (1)	5%-10%
	Total Shareholder Return (TSR) (2)	20%-100%
	Total	200%

(1)
Net Income is defined as net income at ITC Holdings Corp.’s four operating subsidiaries, which are International Transmission Company, Michigan Electric Transmission Company, LLC, ITC Midwest LLC and ITC Great Plains, LLC; excluding certain items, including, without limitation, changes in accounting standards or tax laws. Targets to be adjusted for any potential impacts associated with the changes to MISO ROE refund estimate (and associated interest expense) assumed in the budget, amounts recognized for actual or probable rate refunds (including interest expense) as a result of Section 205 or 206 proceedings at FERC (including retroactive and prospective effects of any items requiring refunds when not included in establishing the targets), the impact associated with asset impairments and gains/losses associated with debt extinguishment. Targets assume that bonus depreciation is not used by the company. Should the company elect or be directed to elect bonus depreciation, actual amounts will be calculated as if bonus depreciation was not elected for current year or prior periods for purposes of measuring achievement of the goal.

(2)
TSR is compared to the Dow Jones Utility Average Index companies. TSR must be positive for the year and must exceed the 50 th percentile of the Dow Jones Utility Average Companies before there will be any payout for meeting this goal, as illustrated below:

Total Return to Shareholders Relative to Each of the Dow Jones Utility Average Companies	Bonus
1st to 50th percentile	0%
51st to 60th percentile	20%
61st to 70th percentile	40%
71st to 80th percentile	60%
81st to 90th percentile	80%
91st to 100th percentile	100%

Total return to shareholders for the calendar year shall be computed as follows:

A: Calculate the average of the closing prices 90 business days leading up to and including December 31, 2015
B: Calculate the average of the closing prices 90 business days leading up to and including December 31, 2016
C: Calculate total dividends paid per share during the calendar year
Total Return to Shareholders: (B - A + C)/A

Calculation of Bonus Award

Bonuses are based on target bonus amounts, which for each executive is a percentage of his or her base salary, as determined from time to time by the Compensation Committee. The amount of the bonus for each executive for any calendar year is determined in accordance with the following formula:

Base Salary x
Target Bonus (% of base salary) x
% Achievement of Corporate Goals
= Annual Bonus Amount

Timing of Payment of Bonus Award

In order to comply with Section 409A of the Internal Revenue Code, all amounts paid pursuant to the bonus program described in this Summary shall be paid out in cash within two and half months after the end of the calendar year.